QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 21, 2008

Registration No. 333-[            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BOISE INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2600 (Primary Standard Industrial Classification Code Number)	20-8356960 (I.R.S. Employer Identification No.)

1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
(208) 384-7000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Alexander Toeldte, Chief Executive Officer
1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
(208) 384-7000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Karen Gowland, Esq.
Boise Inc.
1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
(208) 384-7000

J. Craig Walker, Esq.
Bell, Boyd & Lloyd LLP
70 West Madison Street, Suite 3100
Chicago, Illinois 60602
(312) 372-1121

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling shareholders.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.0001 per share	39,035,777	$.40	$15,614,310.80	$613.64

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of Boise Inc.'s common stock as reported on the New York Stock Exchange on November 19, 2008.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 21, 2008
PRELIMINARY PROSPECTUS

39,035,777 Shares of Common Stock

        This prospectus relates to the resale from time to time of up to 39,035,777 shares of common stock of Boise Inc. by the selling shareholders identified in this prospectus. We are not selling any shares of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered by this prospectus. We have agreed to pay certain expenses in connection with the registration of the shares of common stock and to indemnify the selling shareholders against certain liabilities.

        The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of common stock offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock and warrants are listed on the New York Stock Exchange "NYSE" under the symbol "BZBC" and "BZ-WTBC," respectively. On November 18, 2008 on the NYSE, the closing price of the common stock was $.47 per share and the closing price of the warrants was $.03 per warrant.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [            ], 2008.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

TABLE OF CONTENTS
PROSPECTUS

i

 PROSPECTUS SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of the offering, you should read the entire prospectus carefully, including the risk factors and the financial statements incorporated herein by reference. Unless otherwise stated in this prospectus references to "we" or "our Company" refer to Boise Inc. In addition, this prospectus gives retroactive effect to stock dividends of 0.5 and 0.2 shares of common stock for each outstanding share of common stock on June 12, 2007 and June 19, 2007, respectively.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Our securities are listed on the New York Stock Exchange. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

  Company Overview

        We were originally a blank check company organized under the laws of the State of Delaware on February 1, 2007. We were formed with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. From inception through February 21, 2008, we did not have any business or operations. Our activities were limited to raising capital in our initial public offering, which we refer to as our "IPO." We focused on identifying and acquiring an operating business.

        On February 22, 2008, we completed the acquisition (the "Acquisition") of Boise White Paper, L.L.C, ("Boise White Paper"), Boise Packaging & Newsprint, L.L.C ("BP&N"), Boise Cascade Transportation Holdings Corp. ("Boise Transportation") (collectively, the "Paper Group") and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and most of the headquarters operations of Boise Cascade, L.L.C ("Boise Cascade" or the "Seller") for cash and securities. Subsequent to the Acquisition, Boise Cascade transferred the shares of our common stock it received pursuant to the Acquisition to its parent company, Boise Cascade Holdings, L.L.C. ("Boise Cascade Holdings"). The business so acquired from the Seller is referred to in this prospectus as "Boise Paper Products", "BPP" or the "Predecessor." The Acquisition was accomplished through our acquisition of Boise Paper Holdings, L.L.C. The Acquisition was approved by our shareholders on February 5, 2008. In conjunction with the completion of the Acquisition, we changed our name from Aldabra 2 Acquisition Corp. to Boise Inc.

  The Business

        Headquartered in Boise, Idaho, we manufacture packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. We have approximately 4,550 employees.

        We are the third largest North American manufacturer of uncoated free sheet paper. We own pulp and paper mill operations in the following locations: Jackson, Alabama; International Falls, Minnesota; St. Helens, Oregon; and Wallula, Washington, all of which manufacture uncoated free sheet paper. We also own a mill in DeRidder, Louisiana, which produces containerboard (linerboard) as well as newsprint and is one of the largest paper mills in North America. We also have a network of six corrugated converting plants, located in the Pacific Northwest and Texas, which manufacture corrugated containers and sheets.

  Additional Information

        Our principal executive offices are located at 1111 West Jefferson Street, Suite 200, Boise, ID 83702-5388.

 THE OFFERING

Securities Offered:	39,035,777 shares of common stock held by selling shareholders.
Our common stock and warrants began trading on the NYSE on February 25, 2008.
Number of shares outstanding before the offering:	79,722,147 shares of common stock.
Number of shares outstanding after the offering:	79,722,147 shares of common stock.
New York Stock Exchange symbol for our common stock:	BZBC

 FORWARD-LOOKING STATEMENTS

        We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

  •
  discuss future expectations;

  •
  contain information that could impact future results of operations or financial condition; or

  •
  state other "forward-looking" information.

        We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have little or no control. The following factors, among others, may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

  •
  paper and packaging industry trends, including factors affecting supply and demand;

  •
  credit or currency risks affecting our revenue and profitability;

  •
  cost of raw materials and energy;

  •
  continued compliance with government regulations;

  •
  legislation or regulatory environments, requirements or changes affecting the businesses in which we are engaged;

  •
  our customer concentration;

  •
  labor and personnel relations;

  •
  changing interpretations of generally accepted accounting principles;

  •
  our ability to meet the continued listing standards of the NYSE;

  •
  our continued ability to meet the requirements of our credit facilities;

  •
  the liquidity of our common stock; and

  •
  general economic conditions.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

        All forward-looking statements included herein attributable to us, BPP or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

 RISK FACTORS

        You should carefully consider the following risk factors, together with all of the other information included in this prospectus. If any of these factors actually occur, the business, financial condition or results of operations of Boise Inc. could be affected materially and adversely, the value of our common stock could decline, and stockholders could lose all or part of their investment.

 Risks Associated with the Acquisition and our Financial Condition

Since the Acquisition, the market price of our common stock has declined significantly, and we face possible delisting from the NYSE.

        Shares of our common stock are currently listed on the NYSE. The market price of our common stock has declined significantly since the Acquisition. On the date of the Acquisition, February 22, 2008, the closing price of our common stock was $8.50 per share. As of November 18, 2008, the closing price of our common stock price was $.47 per share and our market capitalization was $37,469,409.09.

        The NYSE's quantitative listing standards require NYSE listed companies to have an average market capitalization of at least $75.0 million over any consecutive thirty trading-day period, and that the average closing price of any listed security not fall below $1.00 per share for any consecutive thirty trading-day period. On November 5, 2008, we received written notice from the NYSE that we do not currently comply with these two continued listing standards. As of October 31, 2008, the company's thirty trading-day average market capitalization was approximately $74.8 million based on an average share price of $0.94. The notice also indicated that the NYSE would provide on the consolidated tape an indicator, "BC", to put investors on notice that the company is below the NYSE quantitative continued listing standards.

        We must respond within 45 days of the date of the NYSE notice with a business plan that demonstrates our ability to achieve compliance with the market capitalization requirement within eighteen months from the receipt of the notice. If we do not submit a business plan demonstrating our ability to achieve such continued listing standards or the NYSE does not accept our plan, the NYSE will initiate suspension and delisting procedures. Further, we will have six months from the date of the notice (or, if later, by our next annual meeting of shareholders, if shareholder approval is necessary) to cure the share price deficiency. If we are not compliant by that date, our common stock will also be subject to suspension by the NYSE and delisting. Although we intend to cure the deficiencies and to return to compliance with the NYSE continued listing requirements, there can be no assurance that we will be able to do so.

        If our common stock is delisted, or if it becomes apparent to us that we will be unable to meet the NYSE's continued listing standards in the near future, we intend to seek to have our common stock listed or quoted on another national securities exchange or quotation system. However, we may be unable to list or quote our common stock on another national securities exchange or quotation system. Even if our common stock is listed or quoted on such other exchange or system, the market for our common stock may not be as liquid as it has been on the NYSE. As a result, if we are delisted by the NYSE, even if we are able to transfer our listing to another exchange or quotation system, the market price for our common stock may become more volatile than it has been historically. Delisting of our common stock would likely cause a reduction in the liquidity of an investment in our common stock. Delisting also could reduce the ability of holders of our common stock to purchase or sell our securities as quickly and inexpensively as they would have been able to do had our common stock remained listed. This lack of liquidity also could make it more difficult for us to raise capital in the future and could depress the value of our common stock.

Our indebtedness could adversely affect our financial condition and impair our ability to operate the Business.

        At September 30, 2008, we had approximately $1,109 million of outstanding indebtedness (consisting of approximately $1,045 million under senior secured credit facilities and approximately $64 million under subordinated promissory notes). This level of indebtedness could have important consequences on our business, financial condition and operating results, including the following:

  •
  it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions, debt service requirements and other financing needs;

  •
  our interest expense would increase if interest rates generally rise because a substantial portion of our indebtedness, including all of our indebtedness under our senior secured credit facilities, bears interest at floating rates;

  •
  it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

  •
  we are subject to debt covenants that may restrict management's ability to make certain business decisions;

  •
  we are more highly leveraged than some of our competitors, which places us at a competitive disadvantage;

  •
  it makes us more vulnerable to a downturn in our business, our industry or the economy in general;

  •
  a substantial portion of our cash flow from operations will be dedicated to the repayment of indebtedness, including indebtedness we may incur in the future, and will not be available for other business purposes; and

  •
  there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing as needed.

Our operations may not be able to generate sufficient cash flows to meet our debt service obligations.

        Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, it is possible that we may not generate sufficient cash flow from operations to enable us to repay our indebtedness, make interest payments and to fund other liquidity needs. To the extent we do not generate sufficient cash flow to meet these requirements, it would impact our ability to operate as a going concern.

        The indebtedness incurred by us under our senior secured credit facilities bears interest at variable rates, meaning increases in interest rates would cause our debt service requirements to increase. In such a case, we might need to refinance or restructure all or a portion of our indebtedness on or before maturity. However, we may not be able to refinance any of our indebtedness, including the senior secured credit facilities, on commercially reasonable terms, or at all. Our expected debt service obligation, assuming interest rates stay at September 30, 2008, levels, is estimated to be approximately $24.5 million for the remainder of 2008 and $102.2 million for 2009, consisting of cash payments for principal, interest, and fees. These amounts remain subject to change, and such changes may be material. For example, a 1% increase in interest rates would increase interest expense by approximately $10.5 million per year (based on debt levels and interest rates as of September 30, 2008). Required debt principal repayments under the senior secured credit facilities, excluding those from excess cash flows, total $2.8 million for the balance of 2008, $15.7 million in 2009, $26.6 million in 2010, $48.5 million in 2011, $134.4 million in 2012, and $817.2 million thereafter.

        If we cannot service or refinance our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations and financial condition.

A default under our indebtedness may have a material adverse effect on our business and financial condition.

        In the event of a default under our senior secured credit facilities, the lenders generally would be able to declare all of such indebtedness, together with interest, to be due and payable. In addition, borrowings under the senior secured credit facilities are secured by first- and second-priority liens, as applicable, on all of our assets and our subsidiaries' assets, and in the event of a default under those facilities, the lenders generally would be entitled to seize the collateral. Moreover, upon the occurrence of an event of default, the commitment of the lenders to make any further loans would be terminated. Accordingly, a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on our overall business, the results of our operations and our financial condition.

Servicing debt could limit funds available for other purposes.

        We will use cash from operations to pay the principal and interest on our debt. These payments will limit funds available for other purposes, including expansion of our operations through acquisitions, funding future capital expenditures and the payment of dividends.

Our senior secured credit facilities contain restrictive covenants that limit our overall liquidity and corporate activities.

        The senior secured credit facilities impose operating and financial restrictions that limit our ability to:

  •
  create additional liens on our assets;

  •
  make investments or acquisitions;

  •
  pay dividends;

  •
  incur additional indebtedness or enter into sale/leaseback transactions;

  •
  sell assets, including, but not limited to, capital stock of subsidiaries;

  •
  enable our subsidiaries to make distributions;

  •
  enter into transactions with our affiliates;

  •
  enter into new lines of business; and

  •
  engage in consolidations, mergers or sales of substantially all of our assets.

        We need to seek permission from our lenders in order to engage in certain corporate actions. Our lenders' interests may be different from ours, and no assurance can be given that we will be able to obtain the lenders' permission when needed. This may prevent us from taking actions that are in our stockholders' best interest.

        Our senior secured credit facilities also require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control, and these types of restrictions could:

  •
  limit our ability to plan for, or react to, market conditions or meet capital needs or otherwise restrict our activities or business plans; and

  •
  adversely affect our ability to finance our operations, strategic acquisitions, investments, alliances and other capital needs, or to engage in other business activities that would be in our best interest.

Following the Acquisition, our stock ownership has become highly concentrated, and as a result, Boise Cascade may influence our affairs significantly.

        Boise Cascade Holdings owns approximately 49% of our common stock. As a result, Boise Cascade Holdings has significant representation on our board of directors and will have the voting power to significantly influence our policies, business and affairs, and will also have the ability to influence the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration in control may have the effect of delaying, deterring or preventing a change of control that otherwise could result in a premium in the price of our common stock.

        In addition, as long as the holders of Boise Registrable Securities (as such term is defined in the Investor Rights Agreement dated February 22, 2008, entered into by and among us, Boise Cascade and certain of our other stockholders named therein (the "Investor Rights Agreement") in connection with the Acquisition) control 33% or more of our common stock issued to Boise Cascade at the closing, we will be subject to restrictions on our business activities pursuant to the terms of the Investor Rights Agreement. More specifically, for so long as the 33% ownership threshold is met or exceeded, the Investor Rights Agreement will restrict us from conducting specified activities or taking specified actions without the affirmative written consent of the holders of a majority of the Boise Registrable Securities then outstanding. The restricted activities include, without limitation, making distributions on our equity securities, redemptions, purchases or acquisitions of our equity securities, issuances or sales of equity securities or securities exchangeable or convertible for equity securities, issuing debt or convertible/exchangeable debt securities, making loans, advances or guarantees, mergers and/or acquisitions, asset sales, liquidations, recapitalizations, non-ordinary business activities, making changes to our organizational documents, making changes to arrangements with our officers, directors, employees and other related persons, incurrence of indebtedness for borrowed money or capital leases above specified thresholds and consummating the sale of the Company. Additionally, pursuant to affirmative covenants under the Investor Rights Agreement (and subject to the same 33% ownership threshold), unless the holders of a majority of the Boise Registrable Securities then outstanding have otherwise consented in writing, we are required to perform specified activities, including, without limitation, preservation of our corporate existence and material licenses, authorizations and permits necessary to the conduct of our business, maintenance of our material properties, discharge of certain statutory liens, performance under material contracts, compliance with applicable laws and regulations, preservation of adequate insurance coverage and maintenance of proper books of record and account.

Registration rights held by Boise Cascade and certain of our stockholders may have an adverse effect on the market price of our common stock.

        The Investor Rights Agreement provides for registration rights with respect to: (1) Aldabra Registrable Securities (as such term is defined in the Investor Rights Agreement); (2) the Boise Registrable Securities; and (3) shares held by other of our stockholders party to the Investor Rights Agreement (the "Other Registrable Securities"). Holders of approximately 48,460,874 shares (or approximately 61% of our outstanding common stock as of November 21, 2008) have registration rights.

        Holders of the Boise Registrable Securities or the Aldabra Registrable Securities have the right to demand registration under the Securities Act of 1933, as amended (the "Securities Act") of all or a portion of their registrable securities subject to amount and time limitations. Holders of the Boise Registrable Securities may demand five long-form registrations and an unlimited number of short-form registrations, while holders of Aldabra Registrable Securities may demand two long-form registrations and an unlimited number of short-form registrations. The minimum aggregate offering value of the securities required to be registered must equal at least $25,000,000 for long-form registrations and $5,000,000 for short-form registrations.

        Additionally, whenever (i) we propose to register any of our securities under the Securities Act and (ii) the method we select would permit the registration of registrable securities, holders of Aldabra Registrable Securities, the Boise Registrable Securities or Other Registrable Securities have the right to request the inclusion of their registrable securities in such registration. The resale of these shares in the public market upon exercise of the registration rights described above could adversely affect the market price of our common stock or impact our ability to raise additional equity capital.

If the Acquisition's benefits do not meet the expectations of the marketplace, investors, financial analysts or industry analysts, the market price of our common stock may decline.

        The market price of our common stock may decline as a result of the Acquisition if we do not perform as expected or if we do not otherwise achieve the perceived benefits of the Acquisition as rapidly as, or to the extent anticipated by, the marketplace, investors, financial analysts or industry analysts. Accordingly, investors may experience a loss as a result of a decreasing stock price, and we may not be able to raise future capital, if necessary, in the equity markets.

If we lose our key management and technical personnel, our business may suffer.

        Following the Acquisition, we rely upon a relatively small group of key managers who have extensive experience in the paper and packaging and newsprint businesses. We do not expect to maintain any key man insurance. The loss of management or an inability to attract or retain other key individuals could materially and adversely affect our business. We will seek to compensate management, as well as other employees, through competitive salaries, bonuses and other incentive plans, but there can be no assurance that these programs will allow us to retain key management executives or hire new key employees.

Delaware law and our amended and restated charter documents may impede or discourage a takeover that our stockholders may consider favorable.

        Our amended and restated charter has provisions that may deter, delay or prevent a third party from acquiring us. These provisions include:

  •
  limitations on the ability of stockholders to amend our charter documents, including, but not limited to, stockholder supermajority voting requirements;

  •
  the inability of stockholders to act by written consent or to call special meetings after such time as Boise Cascade owns less than 25% of the voting power of our common stock entitled to vote generally in the election of directors;

  •
  a classified board of directors with staggered three-year terms; and

  •
  the authority of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with such terms as the board of directors may determine and to issue additional shares of our common stock.

        These provisions could have the effect of delaying, deferring or preventing a change in control, discourage others from making tender offers for our shares, lower the market price of our stock or impede the ability of our stockholders to change our management, even if such changes would be beneficial to our stockholders.

Our stockholders may not receive dividends because of restrictions in the senior secured credit facilities, Delaware law and state regulatory requirements.

        Our ability to pay dividends is restricted by our senior secured credit facilities, as well as Delaware law and state regulatory authorities. Under Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our capital surplus, as calculated in accordance with the Delaware General Corporation Law, or, if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. To the extent we do not have adequate surplus or net profits, we will be prohibited from paying dividends.

If we fail to maintain effective systems for disclosure and internal controls over financial reporting as a result of the Acquisition, we may be unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of the internal controls. It also may require an independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls for our fiscal year ending December 31, 2008 and subsequent years. It may cost us more than we expect to comply with these controls and procedure-related requirements. If we discover areas of internal controls that need improvement, we cannot be certain that any remedial measures taken will ensure that we implement and maintain adequate internal controls over financial processes and reporting in the future. Any failure to implement requirements for new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Risks Related to Our Business

The paper industry is cyclical. Fluctuations in the prices of and the demand for our products could result in smaller profit margins and lower sales volumes.

        Historically, economic and market shifts, fluctuations in capacity, and changes in foreign currency exchange rates have created cyclical changes in prices, sales volumes, and margins for our products. The length and magnitude of industry cycles have varied over time and by product but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most of our paper products, including our cut-size office paper, containerboard, and newsprint, are commodities that are widely available from other producers. Even our noncommodity products, such as premium papers, are impacted by commodity prices since the prices of these grades are often tied to commodity prices. Commodity products have few distinguishing qualities from producer to producer, and as a result, competition for these products is based primarily on price, which is determined by supply relative to demand.

        The overall levels of demand for the commodity products we make and distribute, and consequently our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in North America and regional economic conditions in our markets, as well as foreign currency exchange rates. For example, demand for our paper products fluctuates with levels of employment, the state of durable and nondurable goods industries, and prevailing levels of advertising and print circulation. In recent years, particularly since 2000, demand for some grades of paper has decreased as electronic transmission and document storage alternatives have become more prevalent. Newsprint demand in North America has been in decline for decades as electronic media has increasingly displaced print media as a mechanism for delivering information.

        Industry supply of commodity paper products is also subject to fluctuation, as changing industry conditions can influence producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply in these markets can also result from producers introducing new capacity in response to favorable short-term pricing trends.

        Industry supply of commodity paper products is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the levels of imports in recent years, a strengthening of the U.S. dollar is likely to increase imports of commodity paper products from overseas, putting downward pressure on prices.

        Prices for all of our products are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Market conditions beyond our control determine the prices for our commodity products, and as a result, the price for any one or more of these products may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our manufacturing facilities. Therefore, our profitability with respect to these products depends on managing our cost structure, particularly raw materials and energy prices, which represent the largest components of our operating costs and can fluctuate based upon factors beyond our control, as described below. If the prices of our products decline, or if our raw materials or energy costs increase, or both, then our sales and profitability could be materially and adversely affected.

We face strong competition in our markets.

        The paper and packaging and newsprint industry is highly competitive, and we face competition from numerous competitors, domestic as well as foreign. Some of our competitors are large, vertically integrated companies that have greater financial and other resources, greater manufacturing economies of scale, greater energy self-sufficiency, and/or lower operating costs, compared with our Company. Because of ongoing consolidation in our industry, many of our competitors have become larger, and this trend may continue in the future. Some of our competitors have less indebtedness than we do, and therefore, more of their cash will be available for business purposes other than debt service. As a result, we may be unable to compete with other companies in the market during the various stages of the business cycle and particularly during any downturns.

The current turmoil in the credit markets and poor economic conditions could negatively impact our business by squeezing demand for our products and the availability of capital and increasing our cost of credit.

        The current turmoil in the credit markets could limit demand for our products and could affect the overall availability and cost of credit. Our operations are affected by local and national economic conditions, which have recently deteriorated significantly and may remain depressed for the foreseeable future. The consequences of a prolonged recession may include a lower level of economic activity and changes in demand for products in the paper and packaging and newsprint industry, which may adversely affect our revenues, liquidity and future growth. Current economic conditions may impact our customers' ability to pay timely, increase customer bankruptcies, and may lead to increased bad debt. Instability in the financial markets, as a result of recession or otherwise, also may affect the cost of capital and our ability to raise capital. At this time, it is unclear whether and to what extent the actions taken by the U.S. government will mitigate the effects of the crisis. The impact of the current crisis on our ability to obtain financing in the future, and the cost and terms of the same, is unclear. No assurances can be given that the effects of the current crisis will not have a material adverse effect on our business, financial condition and results of operations.

Our manufacturing businesses may have difficulty obtaining logs and fiber at favorable prices or at all.

        Wood fiber is our principal raw material, accounting for approximately 29% and 17% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, in 2007. Wood fiber is a commodity, and prices have historically been cyclical. In addition, availability of wood fiber is often negatively affected if demand for building products declines, since wood fiber, including wood chips, sawdust, and shavings, is a byproduct in the manufacture of building products. Wood fiber for our paper mills in the Northwest comes predominantly from building products manufacturing plants. Because of the decline in the housing markets and new construction, a number of building products manufacturing plants have been curtailed and closed in the Northwest. These curtailments affect the availability and price of wood fiber in the region and, in turn, affect the operating and financial performance of our Northwest paper mills. In many cases, we may be unable to increase product prices in response to increased wood fiber costs, depending on other factors affecting the demand or supply of paper. Further, severe or sustained shortages of fiber could cause us to curtail our own operations, resulting in material and adverse affects on our sales and profitability.

        Future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health, and the response to, and prevention of, catastrophic wildfires can also affect log and fiber supply. Availability of harvested logs and fiber may be further limited by fire, insect infestation, disease, ice storms, windstorms, hurricanes, flooding, and other natural and man-made causes, thereby reducing supply and increasing prices. In addition, since a number of our manufacturing facilities use wood-based biomass as an alternative energy source, an increase in wood fiber costs or a reduction in availability can increase the price of, or reduce the total usage of, biomass, which could result in higher energy costs.

Further increases in the cost of our purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing our margins.

        Energy is one of our most significant costs, and it accounted for approximately 15% and 14% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, in 2007. Energy prices, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years. These fluctuations impact our manufacturing costs and contribute to earnings volatility. We have some flexibility to switch between fuel sources; however, we have significant exposure to natural gas, fuel oil, and biomass (hog fuel) price increases. Increased demand for these fuels (which could be driven by cold weather) or supply constraints could drive prices higher. The electricity rates charged to us are impacted by the increase in natural gas prices, although the degree of impact depends on each utility's mix of energy resources and the relevant regulatory situation.

        Other raw materials we use include various chemical compounds, such as precipitated calcium carbonate, sodium chlorate, sodium hydroxide, and dyes. Purchases of chemicals accounted for approximately 14% and 5% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, in 2007. The costs of these chemicals have been volatile historically and are influenced by capacity utilization, energy prices, and other factors beyond our control.

        For our products, the relationship between industry supply and demand, rather than changes in the cost of raw materials, determines our ability to increase prices. Consequently, we may be unable to pass increases in our operating costs to our customers in the short term. Any sustained increase in chemical or energy prices would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines or facilities.

Some of our paper products are vulnerable to long-term declines in demand due to competing technologies or materials.

        Our uncoated free sheet paper and newsprint compete with electronic transmission, document storage alternatives, and paper grades we do not produce. As the use of these alternatives grow, demand for paper products may shift from one grade of paper to another or be eliminated altogether. For example, demand for newsprint has declined and will likely continue to decline as newspapers are replaced with electronic media, and demand for our uncoated free sheet paper for use in pre-printed forms has declined and will likely continue to decline as the use of desktop publishing and on-demand printing continues to displace traditional forms. Demand for our containerboard may decline as corrugated paper packaging may be replaced with other packaging materials, such as plastic. Any substantial shift in demand from our products to competing technologies or materials could result in a material decrease in sales of our products. The increase in imports also has negatively influenced demand for domestic containerboard, as more products are manufactured and packaged offshore.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales, and/or negatively impact our net income.

        Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

  •
  maintenance outages;

  •
  prolonged power failures;

  •
  an equipment failure;

  •
  disruption in the supply of raw materials, such as wood fiber, energy or chemicals;

  •
  a chemical spill or release;

  •
  closure because of environmental-related concerns;

  •
  explosion or malfunction of a boiler;

  •
  the effect of a drought or reduced rainfall on our water supply;

  •
  disruptions in the transportation infrastructure, including roads, bridges, railroad tracks, and tunnels;

  •
  fires, floods, earthquakes, hurricanes, or other catastrophes;

  •
  terrorism or threats of terrorism;

  •
  labor difficulties; or

  •
  other operational problems.

        Future events may cause shutdowns, which may result in downtime and/or cause damage to our facilities. Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If our machines or facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired, resulting in lower sales and net income.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our capital requirements.

        Our manufacturing businesses are capital-intensive, and we regularly incur capital expenditures to expand our operations, maintain our equipment, increase our operating efficiency, and comply with environmental laws. During 2007, BPP's total capital expenditures, excluding acquisitions, were approximately $141.8 million, including approximately $59 million for maintenance capital (replacements) and approximately $4 million for environmental expenditures. Of the total 2007 capital spending, approximately $45 million is related to upgrades to the Wallula #3 paper machine (the "Wallula #3 machine") to convert it to be able to produce specialty paper grades in addition to commodity grades. Also included is $10 million of spending related to the installation of a shoe press in the DeRidder mill to reduce the use of energy in producing linerboard. We expect capital investments in 2008 to total approximately $90 million to $100 million. Our capital expenditures are expected to be between $110 million and $130 million annually over the next five years, excluding acquisitions or major capital projects.

        If we require funds for operating needs and capital expenditures beyond those generated from operations, we may not be able to obtain them on favorable terms, or at all. In addition, debt service obligations will reduce our available cash flows. If we cannot maintain or upgrade our equipment as it requires or ensure environmental compliance, we could be required to cease or curtail some of our manufacturing operations or we may become unable to manufacture products that can compete effectively in one or more of our markets.

Our operations are affected by our relationship with OfficeMax.

        Pursuant to a 2004 paper supply contract, OfficeMax is required to purchase its North American requirements for certain grades of paper from us. We anticipate that OfficeMax will continue to be our largest customer and that we will continue to depend on OfficeMax's distribution network for a substantial portion of our uncoated free sheet sales in the future. Any significant deterioration in OfficeMax's financial condition or our relationship with OfficeMax, or a significant change in OfficeMax's business strategy, could result in OfficeMax ceasing to be our customer, or failing to satisfy its contractual obligations to us, or simply result in lower uncoated free sheet (cut size) paper sales through OfficeMax, which in turn could reduce our sales.

We are subject to significant environmental regulation and environmental compliance expenditures, as well as other potential environmental liabilities.

        We are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, and site remediation. BPP's capital expenditures for environmental compliance were approximately $4 million, $7 million, and $16 million in 2007, 2006, and 2005, respectively, and we expect to incur a total of approximately $1 million in 2008. We expect to continue to incur significant capital and operating expenditures in order to maintain compliance with applicable environmental laws and regulations. If we fail to comply with applicable environmental laws and regulations, we may face civil or criminal fines, penalties, or enforcement actions, including orders limiting our operations or requiring corrective measures, installation of pollution control equipment, or other remedial actions.

        As an owner and operator of real estate, we may be liable under environmental laws for cleanup and other damages (including tort liability) resulting from releases of hazardous substances on or from our properties. We may have liability under these laws whether or not we knew of, or were responsible for, the presence of these substances on our property, and in some cases, our liability may not be limited to the value of the property.

        The purchase and sale agreement governing the 2004 transaction between Boise Cascade and OfficeMax contained customary representations, warranties, covenants, and indemnification rights in favor of Boise Cascade's parent entity (as the purchaser thereunder) and Boise White Paper, BP&N and Boise Transportation (as "permitted affiliate purchasers" thereunder); therefore, following the Acquisition the Paper Group will continue to have unlimited indemnification rights against OfficeMax for certain pre-closing liabilities, including for hazardous substance releases and other environmental violations that occurred prior to the 2004 transaction or that arose out of pre-2004 operations at the businesses, facilities, and other assets purchased by Boise Cascade. However, OfficeMax may not have sufficient funds to fully satisfy its indemnification obligations when required. Furthermore, we are not entitled to indemnification for liabilities incurred due to releases and violations of environmental laws occurring after the 2004 transaction.

        Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures. In addition, we may be impacted if carbon emission laws are enacted that require us to install additional equipment or pay for existing emissions.

Labor disruptions or increased labor costs could adversely affect our business.

        While we believe we have good labor relations and have established staggered labor contracts for each of our five paper mills to minimize potential disruptions in the event of a labor dispute, we could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, either in the course of negotiations of a labor agreement or otherwise. Either of these situations could increase costs or prevent us from meeting customer demand, thereby reducing our sales and profitability. As of September 30, 2008, we had approximately 4,550 employees. Approximately 2,700, or 59%, of these employees work pursuant to collective bargaining agreements. In August, we reached four-year agreements at our Wallula, Washington, packaging facility (123 employees represented by the United Steelworkers; contract runs through December, 2011) and at our Jackson, Alabama converting facility (113 employees represented by the United Steelworkers; contract runs through July, 2012). The labor contract at our packaging plant in Salem, Oregon, (94 employees represented by the Association of Western Pulp & Paper Workers) will expire in December 2008, and the union has notified us that they will not be ready to start negotiations until late January 2009. We do not expect material work interruptions or increases in our costs during the course of the negotiations with our collective bargaining units. Nevertheless, if our expectations are not accurate, we could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, any of which could prevent us from meeting customer demand or reduce our sales and profitability.

We may have to make larger than previously anticipated contributions to our pension plans.

        Pension funding requirements depend in part on returns on plan assets. Recent declines in the global equity markets may require us to make larger than previously anticipated contributions to our pension plans. As of October 31, 2008, our pension assets had a market value of $236 million, compared with $324 million as of February 22, 2008, the date we assumed the obligation for these plans. Assuming a negative 20% return on plan assets for calendar year 2008 and a return to our assumed rate of return on plan assets of 7.25% in 2009 and 2010, we estimate that we would be required to contribute approximately $4 million in 2009 and approximately $46 million in 2010. The amount of required contributions will depend, among other things, on actual returns on plan assets, changes in interest rates which affect our discount rate assumptions, changes in pension funding requirement laws, and modifications to our plans. We may also elect to make additional voluntary contributions in any year, which could reduce the amount of required contributions in future years. We are not required to, and we do not plan to, contribute to our pension plans in 2008.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the 39,035,777 shares of common stock registered hereunder.

SELLING SHAREHOLDERS

        We are party to Contingent Value Rights Agreements (the "Contingent Value Rights Agreements"), dated February 1, 2008, by and between us, Terrapin Partners Venture Partnership ("Terrapin"), Boise Cascade and the institutional stockholders party thereto (the "CVR Holders"). Pursuant to the Contingent Value Rights Agreements, Boise Cascade and Terrapin granted to the CVR Holders the right to receive contingent value rights payments from Boise Cascade and Terrapin upon the occurrence of certain events, as set forth in the Contingent Value Rights Agreements. The CVR Holders agreed to vote in favor of certain proposals at our special meeting of stockholders, which took place on February 5, 2008, in consideration for the right to receive the contingent value rights payments. Under the Contingent Value Rights Agreements, the CVR Holders are required to provide notice to Boise Cascade and Terrapin of their request to receive their contingent value rights payments. Pursuant to the Contingent Value Rights Agreements, if a CVR Holder provides its required notice as set forth above, Boise Cascade and Terrapin are required to provide the contingent value rights payment to such CVR Holder in the form of shares of our common stock previously issued to Boise Cascade and Terrapin unless Boise Cascade or Terrapin elect to make all or a portion of such payment in cash. Pursuant to Section 4 of the Contingent Value Rights Agreements, if a CVR Holder provides its required notice as set forth above, we have an obligation to register our common stock deliverable by Boise Cascade and Terrapin to such CVR Holder.

        Although the notice period applicable to the CVR Holders has not yet occurred, this prospectus covers the maximum aggregate number of shares of our common stock deliverable by Boise Cascade Holdings (the transferee of the shares of our common stock initially issued to Boise Cascade pursuant to the Acquisition) and Terrapin to the CVR Holders.

        The shares of our common stock currently held by Terrapin deliverable to the CVR Holders pursuant to the Contingent Value Rights Agreements are and will be held in an escrow account until February 22, 2009. Terrapin's obligation to transfer its shares of our common stock to the CVR Holders under the Contingent Value Rights Agreements may occur prior to February 22, 2009. Terrapin is considering alternative arrangements in response to meeting its obligations under the Contingent Value Rights Agreement to transfer its shares of our common stock to the CVR Holders. Such alternative arrangements may include acquiring or borrowing shares of our common stock from Terrapin, its affiliates or other shareholders.

        If we register shares of common stock pursuant to our obligations under the Contingent Value Rights Agreements as noted above, we have an obligation pursuant to Section 2(a) of the Investor Rights Agreement to deliver notice of the proposed registration to Boise Cascade Holdings, Terrapin and the other parties to the Investor Rights Agreement, who would have the right to have their respective shares of our common stock included in such registration, subject to the terms of the Investor Rights Agreement. We provided the required notice on October 31, 2008 to the holders of shares of our common stock and Boise Cascade Holdings has since exercised its right to have all of its shares of our common stock included in the registration statement of which this prospectus is a part.

        In order to fulfill our obligations to Boise Cascade Holdings and in the event the CVR Holders provide the notices described above, we are registering 2,356,806 shares of our common stock for possible resale by the CVR Holders pursuant to the Contingent Value Rights Agreements and 36,678,971 shares of our common stock for possible resale by Boise Cascade Holdings pursuant to the Investor Rights Agreement.

        The following table sets forth the number of shares beneficially owned by Boise Cascade Holdings as of the date of this prospectus and the number of shares that would be owned by all CVR Holders as a group, assuming full exercise of the right to receive contingent value rights payments by all of the CVR Holders, and delivery of shares of our common stock in satisfaction of all such payments. Upon expiration of the notice period applicable to the CVR Holders, we intend to file a prospectus supplement identifying the CVR Holders receiving shares of our common stock covered by this prospectus and the number of shares of our common stock received by each of them. We are not able to estimate the amount of shares of common stock that will be held by each selling stockholder after the completion of this offering because each selling stockholder may offer all or some of its shares of our common stock, and because to our knowledge there currently are no agreements, arrangements, or understandings with respect to the sale of any of the shares of common stock. The selling shareholders are not making any representation that any shares of common stock covered by this prospectus will be offered for sale. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of common stock. The following table assumes that all of the shares of our common stock being registered pursuant to this prospectus will be sold.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

					Shares of Common Stock to be Beneficially Owned after the Offering
	Shares of Common Stock Beneficially Owned
				Number of Shares of Registered Common Stock Being Offered
Name of Selling Shareholder	Number		Percentage		Number	Percentage
Boise Cascade Holdings (1)	36,678,971	(2)	46.01%	36,678,971	0	0%
CVR Holders (3)	2,356,806		2.96%	2,356,806	0	0%

(1)
Boise Cascade Holdings is controlled by Forest Products Holdings, L.L.C. ("FPH"), which is controlled by Madison Dearborn Capital Partners IV, L.P. ("MDCP IV"). Madison Dearborn Partners IV, L.P. ("MDP IV") is the general partner of MDCP IV. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares beneficially owned by MDCP IV. Each of MDCP IV and MDP IV and the members of the limited partner committee of MDP IV disclaims beneficial ownership of shares held by FPH, except to the extent of its or his respective pecuniary interests therein. The address for FPH is c/o Boise Cascade Holdings, 1111 West Jefferson Street, Suite 300, Boise, Idaho 83702-5389. The address for MDCP IV and MDP IV is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(2)
The number of shares of our common stock shown as held by Boise Cascade Holdings excludes 1,178,403 shares of our common stock currently held by Boise Cascade Holdings, which we have assumed will be delivered to the CVR Holders pursuant to the obligations of Boise Cascade under the Contingent Value Rights Agreements.

(3)
The ownership and percentages of the CVR Holders shown above are reflective of the ownership and percentages of the CVR Holders as a group. As of the date of this Prospectus it is unknown which CVR Holders will provide notice to Boise Cascade and Terrapin of their request to receive their contingent value rights payment pursuant to the Contingent Value Rights Agreements. We intend to file a prospectus supplement setting forth information relating to the CVR Holders that provide notice to Boise Cascade and Terrapin of their request to receive their contingent value rights payment and the number of shares received by each CVR Holder and covered by this prospectus.

 PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on the NYSE or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling shareholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling shareholders may pledge their shares to their broker-dealers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker-dealer may, from time to time, offer and sell the pledged shares. The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other person, which limitations may affect the marketability of the shares.

        Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

(v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

        The selling shareholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling shareholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

        To our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

        We are required to pay all fees and expenses incident to the registration of shares of our common stock pursuant to the Investor Rights Agreement. We have agreed to indemnify the selling shareholders party to the Investor Rights Agreement against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Karen E. Gowland, Vice President, General Counsel and Secretary of the Company, acted as counsel in connection with the offering of our securities under the Securities Act, and as such, passed upon the validity of the securities offered in this prospectus.

EXPERTS

        The financial statements of Boise Inc. at December 31, 2007 incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report referenced therein. The financial statements and the report of McGladrey & Pullen, LLP are included in reliance upon their report given upon the authority of McGladrey & Pullen, LLP as experts in auditing and accounting.

        The consolidated financial statements of BPP as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been incorporated by reference herein from the Form 8-K filed with the SEC on February 28, 2008 (SEC Accession No. 000114659-08-013865) in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to a change in accounting method for the adoption of EITF 04-13, Accounting for Purchasing and Sales of Inventory With the Same Counterparty, for the year ended December 31, 2007.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the offering of our securities. Parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and the offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-3 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

        The Company's Internet address is http://boiseinc.com. We make available on or through our investor relations page on our website, free of charge, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and beneficial ownership reports on Forms 3, 4, and 5 and amendments to those reports as soon as reasonably practicable after this material is electronically filed or furnished to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the SEC on February 21, 2008;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, which we filed with the SEC on May 5, 2008, August 6, 2008 and November 4, 2008, respectively;

  •
  Current Reports on Form 8-K filed on February 27, 2008, February 28, 2008 (SEC Accession No. 0000922423-08-0002820), February 28, 2008 (SEC Accession No. 0001104659-08-013865), February 29, 2008, May 6, 2008, May 29, 2008, July 14, 2008, November 12, 2008 and November 18, 2008; and

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 13, 2007.

  •
  All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or telephonic request addressed to:

Boise Inc.
1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
Attn: Secretary
(208) 384-7000

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses relating to the registration of the securities will be borne by the registrant. Such expenses (excluding underwriting discounts and commissions) are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$613.64
Printing and Engraving Fees and Expenses	3,000.00
Accounting Fees and Expenses	25,000.00
Legal Fees	35,000.00
Miscellaneous	0.00

Total	$63,613.64

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Section 145 of the Delaware General Corporation Law permits a corporation to purchase and maintain, on behalf of any director, officer, employee or agent of a corporation insurance against liabilities incurred in such capacities. Section 145 of the Delaware General Corporation Law also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of an action, suit, or proceeding, upon receipt of an undertaking by the director or officer to repay such amount if it is determined that such person is not entitled to indemnification.

        Our Second Amended and Restated Certificate of Incorporation and our Bylaws provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, the directors and officers of the company against all expense, liability and loss, including attorneys' fees, incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors or officers of the company. Our Second Amended and Restated Certificate of Incorporation provides that these indemnification rights are deemed to be a contract between the company and each director or officer to indemnify him or her to the fullest extent authorized by the Delaware General Corporation Law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers pursuant to the above provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

        Our directors and officers are insured, under insurance policies maintained by the company, against expenses incurred in the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

        The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and Article Ninth of our Second Amended and Restated Certificate of Incorporation.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description
4.1	Investor Rights Agreement, dated February 22, 2008, by and between the Company, Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., and the other shareholders party thereto*
4.2	Specimen Common Stock Certificate**
5.1	Opinion of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company
23.1	Consent of KPMG LLP
23.2	Consent of McGladrey & Pullen, LLP
23.3	Consent of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1 of this Registration Statement)

*
Incorporated by reference to the Form 8-K filed with the SEC on February 28, 2008 (SEC Accession No. 0001104659-08-013865).

**
Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on March 19, 2007, and subsequently amended on April 26, 2007, May 21, 2007, June 13, 207, June 20, 2007, June 13, 2008 and June 25, 2008.

ITEM 17.    UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i)
  If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

  (A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

  (ii)
  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes that:

(1)
That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 21st day of November, 2008.

BOISE INC.
By:	/s/ ALEXANDER TOELDTE
Name:	Alexander Toeldte
Title:	President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ ALEXANDER TOELDTE Alexander Toeldte	President, Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2008
/s/ ROBERT M. MCNUTT Robert M. McNutt	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 21, 2008
/s/ SAMUEL K. COTTERELL Samuel K. Cotterell	Vice President and Controller (Principal Accounting Officer)	November 21, 2008
/s/ JACK GOLDMAN Jack Goldman	Director	November 21, 2008
/s/ JASON G. WEISS Jason G. Weiss	Director	November 21, 2008
/s/ NATHAN D. LEIGHT Nathan D. Leight	Director	November 21, 2008
/s/ THOMAS S. SOULELES Thomas S. Souleles	Director	November 21, 2008

Name	Position	Date

/s/ CARL A. ALBERT Carl A. Albert	Director	November 21, 2008
/s/ ZAID F. ALSIKAFI Zaid F. Alsikafi	Director	November 21, 2008
/s/ JONATHAN W. BERGER Jonathan W. Berger	Director	November 21, 2008
/s/ W. THOMAS STEPHENS W. Thomas Stephens	Director	November 21, 2008

EXHIBIT INDEX

Exhibit Number	Description
4.1	Investor Rights Agreement, dated February 22, 2008, by and between the Company, Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., and the other shareholders party thereto*
4.2	Specimen Common Stock Certificate**
5.1	Opinion of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company
23.1	Consent of KPMG LLP
23.2	Consent of McGladrey & Pullen, LLP
23.3	Consent of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1 of this Registration Statement)

*
Incorporated by reference to the Form 8-K filed with the SEC on February 28, 2008 (SEC Accession No. 0001104659-08-013865).

**
Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on March 19, 2007, and subsequently amended on April 26, 2007, May 21, 2007, June 13, 207, June 20, 2007, June 13, 2008 and June 25, 2008.

QuickLinks

PROSPECTUS SUMMARY
THE OFFERING
FORWARD-LOOKING STATEMENTS
RISK FACTORS
Risks Associated with the Acquisition and our Financial Condition
Risks Related to Our Business
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 17. UNDERTAKINGS
SIGNATURES